                                                                   Exhibit 10.28

                         FETAL ANTIGEN LICENSE AGREEMENT

         This Fetal Antigen License Agreement (this "Agreement") is made and entered into effective as of December 15, 2000, by and between Dr. Donald L. Morton ("Morton") and CancerVax Corporation, a Delaware corporation ("CancerVax").

                                    RECITALS

         A. Contemporaneously with this Agreement, the parties are entering into a Contribution of Technology and Exchange Agreement (the "Contribution Agreement"), relating to, among other things, certain cell lines and technology related to antigen-containing vaccines.

         B. As an inducement to CancerVax to enter into the Contribution Agreement, Morton is willing to provide CancerVax a nonexclusive license to U.S. Patent Application USSN 08/483,128 and related technologies, upon the terms and conditions set forth herein.

     NOW THEREFORE, the parties agree as follows:

                                 1. DEFINITIONS

         1.1 "Patent Rights" shall mean patent rights claimed in or covered under U.S. patent application USSN 08/483,128, including any divisionals, continuations, continuations-in-part, foreign counterparts, any United States or foreign patents issuing therefrom, as well as any extensions, reexaminations or reissues thereof.

         1.2 "Field" shall mean the treatment or prevention of cancer in humans through the use of products or methodologies that employ an antigen-containing vaccine.

         1.3 "Licensed Products and Methods" shall mean any product, composition, material or method whose manufacture, development, use, sale, offer for sale or import by a party not licensed under the Patent Rights would constitute an infringement of any claim or claims of the patent applications or patents included in the Patent Rights.

         1.4 "Related Materials" shall mean any information, data, know-how and biological materials owned or controlled by Morton or any of his affiliated entities as of the effective date of this Agreement that relate to the Patent Rights.

                                    2. GRANT

         Subject to the terms of this Agreement, Morton hereby grants to CancerVax a paid-up, royalty-free, nonexclusive, worldwide license, with right to sublicense, to use the Patent Rights and Related Materials to the extent necessary or appropriate for the use, development, testing, manufacturing, production, preparation or commercialization (including, but not limited to, the sale and offer for sale) of the Assigned Assets (as defined in the Contribution Agreement), including, without limitation, the Vaccine and the Three Cell Lines (as such terms are defined in the Contribution Agreement), and to develop, make, have made, use, sell, offer for sale and import Licensed Products and Methods within the Field. Morton shall disclose, or cause to be disclosed, to CancerVax upon request any information, data, know-how or biological materials related to the Patent Rights or Related Materials.

                                3. CONSIDERATION

         In consideration of CancerVax entering into the Contribution Agreement and paying Morton Ten Dollars ($10) hereunder, the receipt of which is hereby acknowledged, Morton grants the license set forth in Article 2 and enters into this Agreement.

                             4. TERM AND TERMINATION

         4.1 Term. Unless terminated earlier pursuant to this Article, the term of the license of the Patent Rights shall continue in full force and effect on a country-by-country basis until the last to expire of any patents within the Patent Rights and the term of the license of the Related Materials shall be perpetual.

         4.2 Termination by CancerVax. CancerVax shall have the right to terminate any portion of the license granted pursuant to Article 2 as to any patent, patent application or Related Material at any time upon thirty (30) days' written notice of termination to Morton.

         4.3 Termination for Breach. Either party may terminate this Agreement in the event the other party shall have materially breached or defaulted in the performance of any of its obligations hereunder and such breach shall have continued uncured for thirty (30) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. Upon termination for breach by CancerVax, any sublicensee of CancerVax who is not then in material breach shall have its sublicense converted to a direct license from Morton under the terms and conditions of this Agreement, as further limited and restricted by the terms of the original sublicense.

         4.4      Survival

                  4.4.1 Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                  4.4.2 In the event this Agreement is terminated for any reason, CancerVax and its sublicensees shall have the right to sell or otherwise dispose of their existing inventory of any Licensed Products and Methods then on hand within twelve (12) months of such termination.

                  4.4.3 Articles 1, 2 (with respect to Related Materials), 6, 7, 8, 9 and 10 shall survive the expiration and any termination of this Agreement.

                            5. INTELLECTUAL PROPERTY

         5.1 Diagnostic Technologies. The parties recognize that an underlying purpose of this Agreement is based on the realization that diagnostic technologies controlled by Morton and within the scope of the Patent Rights may be required for the development and commercialization of the Assigned Assets, including the Licensed Products and Methods within the Field, and that, to this end, this Agreement covers the use of such diagnostic technologies only within the Field. Notwithstanding this, the parties recognize that Morton shall retain all control of such diagnostic technologies, including the prosecution and other handling of patents and patent applications within the Patent Rights at Morton's own expense, as set forth hereinbelow.

         5.2 Patent Prosecution. Morton shall, at his own expense, have the full right to manage and control the filing for, prosecution and maintenance of the Patent Rights, but shall, upon request by CancerVax, keep CancerVax reasonably apprised of all such matters as reasonably requested.

         5.3 Enforcement. Morton, but not CancerVax, has the right, but not the obligation to enforce and defend the Patent Rights against any infringement or misappropriation. CancerVax agrees to join in any such suit with respect to the Field, as required. The costs and expenses incurred with respect to any such enforcement or defense of the Patent Rights, and any costs and expenses attendant to any joinder of CancerVax, shall be borne by Morton. Morton agrees to keep CancerVax reasonably informed of all developments in connection with any such action.

         5.4 Defense. If CancerVax or any affiliate, sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that are purported to dominate a claim of the Patent Rights, CancerVax will promptly notify Morton in writing. CancerVax or such sued party will control the defense in any such action at its own expense, provided that Morton shall have the right to participate in the defense or settlement thereof at his own expense with counsel of his own choosing. Except as agreed in writing by Morton, CancerVax or such sued party shall not enter into any settlement of any such action if such settlement admits the unpatentability, invalidity or unenforceability of any Patent Rights. CancerVax agrees to keep Morton reasonably informed of all developments in connection with any such action.

         5.5 Cooperation. In any suit, action or other proceeding in connection with defense or enforcement of the Patent Rights permitted hereunder, Morton and CancerVax shall reasonably cooperate with each other with respect to such proceeding.

         5.6 No Obligation to Maintain. CancerVax recognizes and agrees that Morton is under no duty whatsoever to CancerVax hereunder with respect to the patent applications or patents included in the Patent Rights: (i) to continue prosecution of any patent application; (ii) to conduct such prosecution in a manner other than as he may so choose; (iii) to maintain any patent or patent application; or (iv) to file a divisional or continuation application. Morton may therefore, in his sole discretion, abandon or otherwise discontinue prosecution of any and all patents and/or applications in the Patent Rights.

                          6. INSURANCE; INDEMNIFICATION

         6.1 Insurance. CancerVax shall secure and maintain in effect during the term of the Patent Rights and for a period of three (3) years thereafter insurance policy(ies) underwritten by a reputable insurance company and in a form and having limits standard and customary for the industry. Such insurance shall include clinical trial liability and product liability coverage with respect to the development and commercialization of Licensed Products and Methods. Upon request by Morton, CancerVax shall provide to Morton certificates of insurance evidencing the coverage required above.

         6.2 Indemnification. CancerVax shall indemnify Morton and any of his successors and assigns (collectively, the "Indemnitees"), and hold each Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any Indemnitee arising from or occurring as a result of any claim, action, suit, or other proceeding brought by third parties against an Indemnitee arising from or occurring as a result of the exercise of the license rights granted to CancerVax under Article 2, including without limitation product liability claims relating to any Licensed Product and Method used, sold or otherwise distributed by or on behalf of CancerVax or its affiliates. Notwithstanding the foregoing, CancerVax shall have no obligation under this
Section 6.2 with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses to the extent the same is caused by the gross negligence or willful tortious misconduct of an Indemnitee.

         6.3 Procedure. An Indemnitee that intends to claim indemnification under this Article 6 shall: (i) promptly notify CancerVax in writing of any claim, action, suit, or other proceeding brought by third parties in respect of which the Indemnitee intends to claim such indemnification; (ii) provide CancerVax sole control of the defense and/or settlement thereof; and (iii) provide CancerVax, at CancerVax's request and expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, the indemnity obligation in this Article 6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without an unconditional release of Indemnitees with respect to such matter or without the consent of CancerVax, to the extent such consent is not withheld or delayed unreasonably. Without limiting the foregoing provisions of this Section 6.3, CancerVax shall keep Morton reasonably informed of the progress of any claim, suit or proceeding under this Section 6.3 and Morton shall have the right to participate in any such claim, suit or proceeding with counsel of his choosing at his own expense.

                                 7. USE OF NAMES

         Except as required by law or in the normal course of business identification and description, neither party shall issue any press release or other public statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other party, without the prior written approval of such other party, which approval shall not be unreasonably withheld or delayed.

                        8. REPRESENTATIONS AND WARRANTIES

         8.1 Morton. Morton hereby represents and warrants to CancerVax that: (i) he has the full right and authority to enter into this Agreement and grant the rights and license granted herein; (ii) he has not previously granted and will not grant during the term of this Agreement any rights in the Patent Rights or Related Materials in the

Field that are inconsistent with the rights and license granted to CancerVax herein; (iii) to his knowledge, there are no claims of any third parties pending against him that would call into question his right to grant to CancerVax the rights and license contemplated hereunder; and (iv) except for the rights of the other inventors of the Patent Rights to undivided interests in the Patent Rights and Related Materials, the Patent Rights and Related Materials are not subject to any dispute or claim of any third party (including, without limitation, any claim of ownership or inventorship or any claim of any prior employer, employee, consultant or third party client of Morton or any school, university or other institution which Morton attended or with which Morton was affiliated or employed) or any other rights that might interfere with CancerVax's use, or exercise of its license to, the Patent Rights or Related Materials.

         8.2 CancerVax. CancerVax hereby represents and warrants to Morton that: (i) it has the full right and authority to enter into this Agreement and
(ii) to its knowledge, there are no undisclosed claims of any third parties pending against it that would call into question its right to enter into and perform its obligations under this Agreement.

         8.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION, THE PATENT RIGHTS AND LICENSED PRODUCTS AND METHODS, AND MORTON SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND DISCLAIMS ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE PATENT RIGHTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                               9. CONFIDENTIALITY

         9.1 Confidential Information. Except as expressly provided herein, each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed by the other party in writing and marked "confidential" or that is disclosed orally and confirmed in writing as confidential within a reasonable time following such disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any information that, in each case as demonstrated by contemporaneous written documentation: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure hereunder; or (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or (iii) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party; or (iv) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto, without an obligation of confidentiality; or (v) was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

         9.2 Permitted Usage. Notwithstanding the provisions of Section 9.1 above, each party may use or disclose the other party's Confidential Information to the extent such use and disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities conducting clinical trials or exercising its rights hereunder (including granting any permitted sublicenses); provided that if a party is legally required to make any public disclosures of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise); provided, further, that CancerVax may disclose Confidential Information pertaining to the Patent Rights to the extent required in connection with the commercialization of products.

                                   10. GENERAL

         10.1 Independent Contractors. The relationship of CancerVax and Morton established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between the parties. Neither party shall have any express or implied right, power or authority to assume, create or incur any expense, liability or obligation on behalf of or in the name of the other party.

         10.2 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except as required by securities or other applicable laws and (subject to reasonable conditions of confidentiality) to prospective and other investors and such party's accountants, attorneys and other professional advisors.

         10.3 Assignment. This Agreement shall not be assignable by either party to any third party without the prior written consent of the other party, except that (a) Morton may assign this Agreement without CancerVax's consent to the Donald L. Martin Family Trust, originally dated June 2, 1989, and as amended at any time, so long as he remains, during his lifetime the trustee and principal beneficiary; and

(b) CancerVax may assign this Agreement without Morton's consent to an entity that acquires all or substantially all of the business or assets of CancerVax, whether by sale, merger, transfer of assets of CancerVax, operation of law or otherwise; provided that in either case, such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Upon a permitted assignment of this Agreement, all references herein to the assigning party shall be deemed references to the assignee. Any assignment not permitted under this Section 10.3 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and permitted assigns of the parties.

         10.4 Force Majeure. Nonperformance of either party shall be excused to the extent that performance is delayed or rendered impracticable by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason, including failure of suppliers, where failure to perform is beyond the reasonable control of the nonperforming party. Without limiting the foregoing, the party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

         10.5 Patent Marking. CancerVax agrees to mark, and have its affiliates and sublicensees mark, all Licensed Products sold, imported or otherwise distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations.

         10.6 Notices. All notices, requests and other communications hereunder shall be made in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address or fax number specified below, or such other address or fax number as may be specified in writing to the other party:

                  CancerVax:                CancerVax Corporation
                                            5620 Paseo Del Norte
                                            No. 127-541
                                            Carlsbad, CA 92008
                                            Attn: President
                                            Fax: (858) 756-3567

                  with a copy to:           Perkins Coie LLP
                                            1201 Third Avenue, 40th Floor
                                            Seattle, WA 98101
                                            Attn: James R. Lisbakken

                          Morton:           Donald L. Morton, M.D.
                                            1374 Bella Oceana Vista
                                            Pacific Palisades, CA 90272
                                            Fax: (310) 230-4143

                  with a copy to:           Fulbright & Jaworski
                                            600 Congress Ave., Suite 1900
                                            Austin, TX 78701
                                            Attn: David L. Parker
                                            Fax: (512) 474-7577

         10.7 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to conflicts of laws principles.

         10.8 Compliance with Law. CancerVax shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

         10.9 Modification; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by the party to be charged. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both parties hereto. No failure on the part of either party to exercise, and no delay in exercising any right under this Agreement or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

         10.10 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

         10.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties (or shall strike such provision in the absence of such substitute provision) and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         10.12 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Morton to CancerVax are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that CancerVax, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Morton agrees during the term of this Agreement to maintain current copies of all such intellectual property licensed hereunder. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Morton under the Bankruptcy Code, CancerVax shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to CancerVax, upon written request therefor by CancerVax, (i) upon any such commencement of a bankruptcy proceeding, unless Morton elects to continue to perform all of his obligations under this Agreement, or (ii) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of Morton.

         10.13 Entire Agreement. This Agreement constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all prior negotiations, representations, agreements, and understandings, whether written or oral, between the parties with respect to such subject matter.

         10.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written:

"CANCERVAX"
CANCERVAX CORPORATION                       "MORTON"

By /s/ David F. Hale                        /s/ Donald L. Morton
  -------------------------------           ----------------------------
     David F. Hale,                         DONALD L. MORTON, M.D.
     Chief Executive Officer

               [Signature Page to Fetal Antigen License Agreement]